Exhibit 99.1

Farmer Brothers Appoints Hamideh Assadi to Board of Directors

Board Expands to Include Eight Members

NORTHLAKE, Texas, Feb. 27, 2019 (GLOBE NEWSWIRE) - Farmer Bros. Co. (NASDAQ: FARM), a national coffee roaster, wholesaler and distributor of coffee, tea, and culinary products, today announced the appointment of Hamideh Assadi as an independent director of the Company’s Board of Directors (the “Board”), effective March 1, 2019. With the addition of Ms. Assadi, the Board will expand to include eight members, seven of whom are independent. Upon joining the Board, Ms. Assadi will serve on the Board’s Audit Committee and as a Class II Director.

Ms. Assadi joined Farmer Bros. in 1983 and served in various roles within the Company for over 23 years, including Tax Manager, Cost Accounting Manager, Assistant to Corporate Secretary and in Production and Inventory Control. Ms. Assadi had previously served as a member of the Company’s Board from 2011 to 2017.

“We are pleased to welcome Hami back to the Farmer Bros. Board,” said Randy Clark, Chairman of the Board. “As a former leader within the Company, she is deeply respected within our organization. We look forward to benefiting from her extensive knowledge of our business as well as her experience in business consulting, finance and accounting, and her overall wisdom and judgment.”

About Hamideh Assadi

Hamideh Assadi is a retired tax consultant. Prior to her retirement, from March 2012 to March 2016, Ms. Assadi was an independent tax consultant and was an Associate with Chiurazzi & Associates from March 2007 to March 2012, providing tax and business consulting services for multistate and multi-national businesses in the retail, distribution, manufacturing, real estate and service sectors. Previously, Ms. Assadi served in a number of tax and accounting roles at Farmer Bros. for more than 23 years until January 2007. Ms. Assadi received her B.S. in Business Administration with an emphasis in Accounting from the College of Business in Tehran, Iran, and a Master’s degree in International Law and International Organizations from the School of Law at the University of Tehran, Iran. She also received a Certificate for Professionals in Taxation from the University of California, Los Angeles, and a Certificate of Enrollment to practice before the Internal Revenue Service.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $600 million in fiscal 2018 and has approximately 1,500 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Contacts
Investor:

Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish, 212-355-4449